EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

SUPER VISION INTERNATIONAL, INC.

The undersigned, being over the age of eighteen (18), in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is Super Vision International, Inc.

SECOND: The registered office of the Corporation is to be located at 32 Loockerman Square, Suite L-100 in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is Twenty Million (20,000,000) shares of Common Stock, each share having $.001 par value, and Five Million (5,000,000) shares of Preferred Stock, each share having $.001 par value.

The authorized shares of Common Stock of the Corporation shall be divided into two classes, of which seventeen million one hundred fifty thousand (17,150,000) shares shall be designated Class A Common Stock and two million eight hundred fifty thousand (2,850,000) shares shall be designated Class B Common Stock.

The rights, preferences and limitations of the Class A Common Stock and the Class B Common Stock shall be equal and identical in all respects except that, unless otherwise provided by law:

(a) each share of Class A Common Stock shall entitle the holder thereof to one vote upon any and all matters submitted to the shareholders of the Corporation for a vote, and each share of Class B Common Stock shall entitle the holder thereof to five votes upon any and all matters submitted to the shareholders of the Corporation for a vote;

(b) holders of Class A Common Stock and holders of Class B Common Stock shall vote together as a single class upon any and all matters submitted to the shareholders of the Corporation for a vote, provided, however, that holders of Class A Common Stock and holders of Class B Common Stock shall vote as two separate classes to authorize any proposed amendment to the Corporation’s Certificate of Incorporation that amends, restates or repeals this Article FOURTH or has the effect of an amendment, restatement or repeal;

(c) each share of Class B Common Stock shall convert into one share of Class A Common Stock upon, and as of the date of, the delivery to the Corporation of the written demand by the holder thereof for such conversion, which demand may be delivered at any time; and

(d) each share of Class B Common Stock shall convert automatically into one share of Class A Common Stock upon the sale, pledge, hypothecation or any other transfer of any interest therein including, without limitation, into a trust and by the operation of any will or the laws of descent and distribution.

The Board of directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

FIFTH: The name and address of the incorporator is MaryJoan A. Floresta and her mailing address is c/o Bachner, Tally, Polevoy & Misher, 380 Madison Avenue, New York, New York 10017.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The election of directors need not be by written ballot, unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

SEVENTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any Class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the Provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The personal liability of directors of the Corporation is hereby eliminated to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS THEREOF, I have hereunto signed my name and affirm that the statements made herein are true under the penalties of perjury, this 16th day of December, 1993.

/s/ MaryJoan A. Floresta
MaryJoan A. Floresta, Incorporator
Bachner, Tally, Polevoy & Misher
380 Madison Avenue
New York, New York 10017